Aflac Incorporated 1st Quarter 2016 10-Q
EXHIBIT 10.21

EMPLOYEE STOCK OPTION AGREEMENT
(NON-QUALIFYING STOCK OPTION)
Non-Transferable
AFLAC INCORPORATED
Columbus, Georgia 31999
(hereinafter called the “Company”)
[GRANTEE’S NAME]
The Company’s Board of Directors hereby grants to [Grantee’s Name] (hereinafter called the “Grantee”) the option to purchase [NUMBER] shares of common stock of the Company (“Common Stock”) at the price of $[PRICE] per share, under the terms and conditions of this Stock Option Agreement and subject to the terms of the Aflac Incorporated 2004 Long-Term Incentive Plan (the “Plan”) originally adopted by the Company’s Board of Directors on February 10, 2004, and by the Company’s shareholders on May 3, 2004, and subsequently amended and restated by the Company’s Board of Directors on March 14, 2012 and approved by the Company’s shareholders on May 7, 2012. Unless otherwise specified herein, terms not defined herein shall have the meanings ascribed to them in the Plan.

1.
Grant of the Option. This Option is granted effective as of [DATE] (the “Date of Option Grant”). The Number of Option Shares and the exercise price per share of the Option are subject to adjustment from time to time as provided in Section 3(c) of the Plan.

2.
Status of the Option. This Option is not intended to qualify as an “Incentive Stock Option” (“ISO”) (within the meaning of Section 422 of the US Internal Revenue Code of 1986, as amended) (the “Code”).

3.
Term of the Option. This Option shall terminate and may no longer be exercised on the first to occur of (a) the date 10 years after the Date of Option Grant (the “Option Term Date”), (b) the last date for exercising the Option following termination of the Grantee’s employment with the Company and all of its Affiliates as described in Paragraph 5(b) below, or (c) upon a corporate reorganization as described in Section 3(d) of the Plan.

4.
Non-assignability. Upon the death of a Grantee, outstanding Options may be exercised only by the executor or administrator of the Grantee’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Option by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Option that are or would have been applicable to the Grantee and to be bound by the acknowledgments made by the Grantee in connection with the grant of the Option. During the lifetime of a Grantee, the Committee may, in its sole discretion, permit the transfer of an outstanding Option, unless such Option is an Incentive Stock Option and the Committee and the Grantee intend that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Grantee may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Grantee pursuant to the Plan to members of his or her immediate family (including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners) or to other persons or entities approved by the Committee; provided, however, that no such transfer by any Grantee may be made in exchange for consideration.

5.	Exercisability and Duration of the Option.

(a)
Right to Exercise. Unless otherwise determined by the Committee and set forth upon the attached Notice of Grant of Stock Options and Stock Option Agreement, this Option shall be exercisable immediately on the Date of Option Grant.

(b)	Duration of the Option. This Option shall automatically and without notice terminate and become null and void on the earliest to occur of the following:

1.	The Option Term Date or;

2.	A. Upon the termination of a Grantee’s employment from the Company and all Affiliates for
Cause, any unexercised Options subject to this Option Agreement shall immediately expire upon notice of such termination.

B.
Upon the 1) voluntary termination of a Grantee’s employment with the Company and all Affiliates for any reason other than death, Disability or Retirement (as defined in subparagraph D below), or 2) upon the termination of a Grantee’s employment by the Company and all Affiliates without Cause, Options subject to this Option Agreement not then exercisable (unvested) shall expire immediately on the date of such termination, and Options to the extent then exercisable (vested) may be exercised until the expiration of the 3-month period following the date of termination, at which time any unexercised Option subject to this Option Agreement shall expire, unless the Grantee has accumulated 15 Years of Service. If the Grantee has 15 Years of Service, vested Options shall remain exercisable until the end of their original 10-year term. For purposes of this Option Agreement, “Disability” means a physical or mental condition that qualifies the Grantee for long-term disability benefits under a long-term disability plan maintained by the Company or an Affiliate employing the Grantee. For purposes of this Option Agreement, “Years of Service” means a Grantee’s complete 12-month periods of continuous employment (excluding any periods in which the Grantee incurs a break in service) with the Company and its Affiliates. A Grantee’s Years of Service shall include employment by a predecessor employer whose stock or substantially all of whose assets are acquired by the Company, as determined by the Committee or its designee.

C.
Upon the termination of a Grantee’s employment by the Company and all Affiliates for reason of death or Disability, Options subject to this Option Agreement not then exercisable (unvested) shall vest immediately on the date of such termination and may be exercised along with other vested Options until the end of their original 10-year term.

D.
Upon a Grantee’s Retirement, the Options not then exercisable (unvested) shall vest immediately provided that the Grantee’s Retirement date is at least 1 full year after the Date of Option Grant, and shall remain exercisable until the end of their original 10-year term. If the Grantee’s Retirement date is less than 1 year from the Date of Option Grant, the unvested Options shall expire immediately on the date of such Retirement. For purposes of this Option Agreement, “Retirement” means voluntary termination of employment with the Company and all Affiliates after (i) attaining age 65, (ii) qualifying for Rule of 80 retirement (combined age and years of service totaling 80), or (iii)  attaining age 55 and completing 15 Years of Service.

E.
In the case of a Grantee who served as a non-employee sales associate for an Affiliate of the Company immediately before becoming an employee, if such Grantee voluntarily terminates employment with the Company and all Affiliates but continues immediately thereafter to perform bona fide services for the Company or an Affiliate as a sales associate, the Grantee shall be treated as continuing employment with the Company or an Affiliate for purposes of vesting and expiration of this Option. If the Committee or its delegate determines, in its sole discretion, that such a Grantee is no longer providing bona fide services to an Affiliate as a sales associate, the Grantee shall be deemed to have terminated employment for purposes of this Section 5 on the date as of which such services are determined to have ceased. The Committee may require the Grantee to provide such evidence of continuing services as it deems appropriate. The Committee may establish policies and procedures to be followed by the Committee or its delegate in determining whether a Grantee is providing bona fide services as a sales associate, and such policies (including any amendments or modifications thereto) shall be considered part of this Stock Option Agreement and shall be binding on the Grantee.

(c)
Method of Exercise. To exercise the Option as to all or any part of the shares covered thereby, the Grantee or after his or her death, the person authorized to exercise the Option, as provided in Paragraph 4 above, “Non-assignability”, if unable to do so in person), shall deliver written notice of such exercise to the Company official designated by the Committee (or, in absence of such designation, the Secretary of the Company). The notice shall identify the Option being exercised and specify the number of shares being purchased. The date of receipt of such notice shall be deemed the date of exercise. The notice of exercise shall be accompanied by full payment of the amount of the aggregate purchase price of the shares being purchased under the Option being exercised in a form permitted under the terms of the Plan.

(d)
Payment. Payment in full of the purchase price for the shares purchased pursuant to the exercise of this Option shall be made, in accordance with Section 7(c)(iii) of the Plan, upon exercise of the Option. All shares sold under the Plan shall be fully paid and non-assessable by one of the following methods.

1.
Payment shall be made in cash (which may be borrowed in accordance with Paragraph 2 below) or by tender of previously held Common Stock, under procedures established by the Committee pursuant to Section 7(c)(iii) of the Plan. In such a case, the current fair market value of the shares tendered as of the date of the Company’s receipt of notice of exercise, given pursuant to Paragraph 5(c) herein, “Method of Exercise”, shall be treated as payment of the corresponding amount of the purchase price of the shares being acquired under the Option.

2.
The Secretary of the Company shall have full authority to direct the proper officers of the Company to issue or transfer shares of Common Stock pursuant to the exercise of an Option granted under this Option Agreement. As soon as practicable after its receipt of such notice and payment, the Company shall cause the shares so purchased to be issued to the Grantee or to the person authorized to exercise the Option after his or her death, as the case may be, and shall promptly thereafter cause such shares to be delivered to such Grantee or other person. The holding periods referred to in Section 6 herein; “Conditions on Grantee’s Sale of Shares” shall be measured from the date of issuance.

6.	Conditions on Grantee’s Sale of Shares.

(a)
Unless the Company has filed an effective Registration Statement, pursuant to the Securities Act of 1933, covering the shares offered under this Option, the Grantee, upon purchasing shares shall be required to represent to the Company at that time that he or she is acquiring such shares for investment purposes and not with a view to their sale or distribution, and such shares shall have printed or stamped thereon appropriate language, as determined by the Secretary of the Company.

(b)
The Secretary of the Company may, at his or her discretion, require the Grantee, on any exercise of an Option granted thereunder or any portion thereof and as a condition to the Company’s obligation to accept the notice of exercise and to deliver the shares subject to exercise, to take such action as is, in his or her sole judgment, necessary or prudent to insure that issuance of the shares of Common Stock pursuant to exercise of the Option shall be in compliance with applicable law.

7.
No Contract of Employment. Nothing in this Stock Option Agreement, nor any action taken by the Secretary of the Company related to his or her responsibilities associated with this Stock Option Agreement shall create any right on the part of the Grantee or any other person to enter into or continue in the employ of (or as a director) of the Company or any Affiliate, or affect the right of the Company or any Affiliate to terminate the Grantee’s employment at any time, subject to the provisions of law or any agreement for consulting services or contract of employment between the Company or any Affiliate and the Grantee.

8.
No Rights as Shareholder. The Grantee shall not have any voting or dividend rights or any other rights of a shareholder in respect of any shares of Common Stock covered by this Option prior to the time that the Grantee’s name is recorded on the Company’s shareholder ledger as the holder of record of such shares acquired pursuant to an exercise of the Option.

9.
Termination or Amendment. The Board may terminate or amend the Plan and/or the Option at any time; provided, however, that no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Grantee.

10.	Applicable Law. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, except to the extent that federal law is controlling.

11.
Subject to Plan. Except as may be specifically set forth herein or upon the Notice of Grant of Stock Options and Option Agreement, the rights of the Grantee are subject to all of the terms and conditions of the Plan, the provisions of which are herein incorporated by reference herein.

AFLAC INCORPORATED
By: DANIEL P. AMOS
Title: CHAIRMAN and CHIEF EXECUTIVE
OFFICER
Acknowledgment:
The Grantee acknowledges by his or her signature on the attached Notice of Grant of Stock Options and Stock Option Agreement that the Grantee has reviewed the Aflac Incorporated 2004 Long-Term Incentive Plan (as Amended and Restated March 14, 2012) Prospectus, has read the same, and is familiar with its provisions and understands and agrees that the terms and conditions of the plan, as well as the terms stated herein and upon the attached notice, are part of this Stock Option Agreement.

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